Exhibit 10.4

David M. Otto
dotto@ottolaw.com

March 1, 2004

VIA FAX AT (888) 732-2127 AND
E-MAIL AT M.ABBOTT@CHARTER.NET

Monty Abbott
Chief Executive Officer
Veritas Solutions, Inc.
8871 SE Clearwater
Port Orchard, WA  98366

Re:           Engagement of The Otto Law Group, PLLC

Dear Monty:

This Engagement Agreement confirms the principal terms under which Monty Abbott1 and the corporation to be formed in Washington State and named Veritas Solutions, Inc. (“Veritas” or the “Company”), agrees to engage The Otto Law Group, PLLC (“Otto Law”).  Under this Engagement Agreement, Otto Law will assist Veritas with various matters including, without limitation, the following:

1.	Developing and executing the Company’s strategic financing and growth plans;

2.	Preparing an offering memorandum and/or prospectus and developing other materials relevant to the Company’s contemplated financing and growth strategy;

3.	Providing legal advice in connection with and assisting with certain securities, corporate finance, blue sky and investor issues; and

4.
Providing legal advice with respect to Veritas’ capitalization, corporate organization, contemplated financing, potential corporate transactions, corporate governance and other general business matters.

In connection with the provision of the foregoing services, Otto Law and Veritas agree to the following compensation arrangement:

1.
Veritas shall engage Otto Law for legal services required in connection with certain corporate, corporate finance, securities, contractual and other matters related to Veritas’ operations and financing;

2.
Upon the successful completion of a financing, merger or acquisition effected or initiated by a party introduced to Veritas by Otto Law, Otto Law shall receive a “success fee” equal to five percent (5%) of the cash consideration received by Veritas pursuant to any such financing, merger or acquisition;

3.
Upon the successful completion of a financing, merger or acquisition effected or initiated by a party introduced to Veritas by Otto Law, Otto Law shall receive a “success fee” equal to five percent (5%) of the debt and/or equity consideration received by Veritas pursuant to any such financing, merger or acquisition;

4.
Otto Law shall bill Veritas for fees, primarily on an hourly basis, according to Otto Law’s usual and customary charges. Also, Otto Law may adjust its fees for factors such as the amount of work involved in the representation, unusual time constraints, use of prior work product, overall value of the services, and regular periodic firm hourly rate adjustments.  Otto Law’s hourly rates are as follows:  David Otto’s hourly rate will be $350.00; the rate for associates will be between $185.00 and $270.00 per hour; and the rate for non-attorney members of our staff will be between $60.00 and $135.00 per hour; and

5.	Otto Law shall receive a total retainer in the amount of Five Thousand Dollars ($5,000.00) (the “Retainer”), which will be applied against billable hours and any filing fees.

6.
Otto Law has agreed to defer the collection of legal fees in excess of the Retainer incurred by Veritas (the “Deferred Fee”) until such time as Veritas raises through the offering of its equity securities (the “Initial Financing”).  Notwithstanding any other provision in this Engagement Agreement to the contrary, in exchange for deferring the Deferred Fee, promptly after the execution of this Engagement Agreement, Veritas shall issue David M. Otto, principal of Otto Law, Three Million Two Hundred Fifty Thousand (3,250,000) shares of Veritas common stock.

We look forward to working together and helping Veritas achieve its financial and business objectives.  If the proposed terms are acceptable to Veritas, please sign below and return the signed copy of this Engagement Agreement to me.

If you have any further questions or concerns, please do not hesitate to contact me.

Sincerely,

The Otto Law Group, PLLC

/s/ David M. Otto
David M. Otto

Agreed and accepted this 1st day of March, 2004

VERITAS SOLUTIONS, INC.

By:  /s/ Monty Abbot
        Monty Abbott
       Chief Executive Officer

1 Monty Abbott agrees to assume liability for fees incurred by Veritas only until such time as Veritas becomes a legal entity in the state of Washington capable of incurring its own legal obligations.